Exhibit 12

First Midwest Bancorp, Inc.

Ratio of Earnings to Fixed Charges (1)

(Dollar amounts in thousands)

	Years ended December 31,
	2008		2007		2006		2005		2004
Ratio 1—Including Interest on Deposits
Earnings available for fixed charges:
Income from continuing operations	$49,336		$80,159		$117,246		$101,377		$99,136
Add:
Income tax provision	(13,291)		13,853		35,052		34,452		32,848
Fixed charges	163,680		237,930		225,585		131,690		87,185

Total earnings available for fixed charges	$199,725		$331,942		$377,883		$267,519		$219,169

Fixed charges (2):
Interest on deposits	$110,622		$166,267		$148,118		$86,675		$57,432
Interest on borrowed funds	37,192		55,540		62,974		35,834		20,980
Interest on subordinated debt	14,796		15,025		13,458		8,341		8,066

Total interest expense	162,610		236,832		224,550		130,850		86,478

Portion of rental expense representative of interest factor	1,070		1,098		1,035		840		707

Total fixed charges	163,680		237,930		225,585		131,690		87,185

Preference security dividend (3)	520		—		—		—		—

Total fixed charges and preferred stock dividends	$164,200		$237,930		$225,585		$131,690		$87,185

Ratio of earnings to fixed charges	1.22	x	1.40	x	1.68	x	2.03	x	2.51	x
Ratio of earnings to combined fixed charges preferred stock dividends	1.22	x	1.40	x	1.68	x	2.03	x	2.51	x

Ratio 2—Excluding Interest on Deposits
Earnings available for fixed charges:
Income from continuing operations	$49,336		$80,159		$117,246		$101,377		$99,136
Add:
Income tax provision	(13,291)		13,853		35,052		34,452		32,848
Fixed charges .	53,058		71,663		77,467		45,015		29,753

Total earnings available for fixed charges	$89,103		$165,675		$229,765		$180,844		$161,737

Fixed charges (2):
Interest on borrowed funds	$37,192		$55,540		$62,974		$35,834		$20,980
Interest on subordinated debt	14,796		15,025		13,458		8,341		8,066
Portion of rental expense representative of interest factor	1,070		1,098		1,035		840		707

Total fixed charges	53,058		71,663		77,467		45,015		29,753

Preference security dividend (3)	520		—		—		—		—

Total fixed charges and preferred stock dividends	$53,578		$71,663		$77,467		$45,015		$29,753

Ratio of earnings to fixed charges	1.68	x	2.31	x	2.97	x	4.02	x	5.44	x
Ratio of earnings to combined fixed charges preferred stock dividends	1.66	x	2.31	x	2.97	x	4.02	x	5.44	x

(1)	The ratio of earnings to fixed charges represents the number of times “fixed charges” are covered by “earnings.”
(2)	“Fixed charges consist of interest on outstanding debt plus one-third (the proportion deemed representative of the interest factor) of operating lease expense.
(3)	This is computed as the amount of the $712 preferred dividend divided by (1 minus the effective income tax rate, or -1.369).